Exhibit 2.1

EXECUTION COPY

AMENDMENT NO. 1 dated as of January 2, 2007 (this “Amendment”) to the Agreement to Establish Joint Venture, dated July 17, 2006 (the “Agreement”), between Barton Beers, Ltd., a corporation incorporated under the laws of the State of Maryland (“Barton”), and Diblo, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico (“Diblo”).

WHEREAS the parties hereto have agreed to certain changes to the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein set forth, the parties hereto agree as follows:

SECTION 1. Definitions. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Agreement.

SECTION 2. Amendments to Article 1. (a) Section 1.1 is hereby amended by deleting the definition “Related Agreements” and replacing it with the following definition:’

“‘Related Agreements’ means, collectively, the Company LLC Agreement, the Barton Contribution Agreement, the Importer Agreement, the Brewery Purchase and Sale Agreements, the Sub-license Agreement, the Administrative Services Agreement, the CBI Guarantee and the other agreements and documents executed and delivered by the Modelo Party or Barton or their Affiliates in connection with the consummation of the transactions contemplated hereby.”

(b) Section 1.1 is hereby amended by adding the following definitions in alphabetical order:

“‘Extrade II’ means Extrade II, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico.

‘Marcas Modelo’ means Marcas Modelo, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico.

‘Sub-license Agreement’ has the meaning assigned to such term in Section 3.3.

‘Trademarks’ has the meaning assigned to such term in the Sub-license Agreement.”

SECTION 3. Amendment to Article III. (a) Article III is hereby amended by deleting Section 3.1 and replacing it with the following:

“3.1 Importer and Brewery Purchase and Sale Agreements. (a) At the Closing and immediately following the execution of the LLC Agreement, Extrade II shall execute and deliver an agreement designating the Company as the exclusive importer of the Beer sold under the Brands in the Territory (the “Importer Agreement”) in the form attached hereto as Exhibit D.

(b) At the Closing, Extrade II and each of the subsidiaries of Diblo that will sell Beer to Extrade II to enable Extrade II to fulfill its obligations under the Importer Agreement shall execute and deliver an agreement in a form reasonably satisfactory to Diblo and Barton (each, a “Brewery Purchase and Sale Agreement”).”

(b) Article III is hereby amended by adding the following Section 3.3:

“3.3 Sub-license Agreement. At the Closing and immediately following the execution of the LLC Agreement, Marcas Modelo shall execute and deliver an agreement granting the Company an exclusive sub-license to use the Trademarks within the Territory, solely in connection with the activities contemplated in the Importer Agreement (the “Sub-license Agreement”), in the form attached hereto as Exhibit E.”

SECTION 4. Amendments to Article IV. (a) Article IV is hereby amended by deleting Section 4.1 and replacing it with the following:

“4.1 Guarantee. Diblo hereby absolutely, unconditionally and irrevocably guarantees to Barton and the Company, as a primary obligor and not merely as a surety, the due and punctual performance and observance of, and compliance with, all covenants, agreements, obligations, liabilities, representations and warranties of Extrade II under or pursuant to the Importer Agreement, of Marcas Modelo under or pursuant to the Sub-license Agreement and of the Modelo Party under or pursuant to the Related Documents to which it is a party and any damages incurred by Barton or the Company as a consequence of Extrade II not executing the Importer Agreement at Closing or Marcas Modelo not executing the Sub-license Agreement at Closing (all such obligations and any such damages being collectively referred to as the “Guaranteed Obligations”). Diblo further agrees that the Guaranteed Obligations may be amended, modified, extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any amendment, modification, extension or renewal of any of the Guaranteed Obligations, whether or not any of the foregoing would in any way increase Diblo’s obligations hereunder. Diblo irrevocably and unconditionally waives, and agrees that its liability under its guarantee shall be unaffected by, any act, omission, delay or other circumstance or any election of remedies by Barton or the Company that might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety. Diblo further agrees that its guarantee is a continuing guarantee of payment and performance of the Guaranteed Obligations when due (whether or not any bankruptcy, insolvency or similar proceeding under applicable law shall have stayed the accrual or collection of any of the Guaranteed Obligations or operated as a discharge thereof) and not of collection, and waives any right to require that resort be had by Barton or the Company to Extrade II, Marcas Modelo or the Modelo Party, as applicable, for the collection and performance of the Guaranteed Obligations.

The exercise or failure to exercise any right or remedy under the Importer Agreement, the Sub-license Agreement or the Company LLC Agreement shall not affect, impair or discharge, in whole or in part, the liability of Diblo under this Article IV. The obligations of Diblo shall not be released, limited or impaired or subject to any defense or setoff, other than a defense that payment or performance has been made by Diblo, the Modelo Party, Extrade II or Marcas Modelo, as applicable, and except for defenses based on a final judicial determination by a court of competent jurisdiction that Diblo has a defense to performance based on the Company’s or Barton’s breach of the Importer Agent, the Sub-license Agreement or the Company LLC Agreement. Diblo’s obligations under this Article IV shall not be affected by any claim by the Modelo Party, Diblo, Extrade II or Marcas Modelo that the Importer Agreement, the Sub-license Agreement or the Company LLC Agreement is invalid or unenforceable.”

(b) Article IV is hereby amended by deleting Section 4.2 and replacing it with the following:

“4.2 Release of Guarantee. Diblo agrees that its obligations under this Article IV shall remain in full force and effect until the termination of each and all of the Related Agreements; provided, however, that Diblo shall not be released from its obligations hereunder so long as any claim of the Company against Extrade II, Marcas Modelo or the Modelo Party, or any claims of Barton against the Modelo Party which arises out of, or relates to, directly or indirectly, any Related Agreement, or any other document related herewith or therewith, is not settled to the satisfaction of the Company or discharged in full. In addition, if at any time, any payment, or part thereof, by Diblo, the Modelo Party, Extrade II or Marcas Modelo is rescinded or must otherwise be returned upon the bankruptcy, insolvency, dissolution, liquidation or reorganization of Diblo, the Modelo Party, Extrade II or Marcas Modelo or otherwise, the obligations of Diblo under this Article IV shall continue to be effective or shall be automatically reinstated, all as though such payment had not been made.”

SECTION 5. Amendments to Article IX. (a) Section 9.1(a) is hereby amended by deleting clause (v) and replacing it with the following:

“(v) Extrade II shall have executed and delivered the Importer Agreement and the Brewery Purchase and Sale Agreements.”

(b) Section 9.1(a) is hereby be amended by adding the following clause (vi):

“(vi) Marcas Modelo shall have executed and delivered the Sub-license Agreement.”

(c) Section 9.3(a) is hereby corrected and made to conform with Section 2.6 by removing the obligation of Barton in Section 9.3(a)(ii) to deliver the Closing Barton Balance Sheet at Closing.

SECTION 6. Amendment to Exhibits. Exhibits B, D and E of the Agreement are hereby deleted in their entirety and replaced with new Exhibits B, D and E which are attached hereto as Exhibits A, B and C, respectively.

SECTION 7. Effect of Amendment. Except as otherwise set forth herein, all provisions of the Agreement shall remain in full force and effect. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the parties to the Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which shall continue in full force and effect. This Amendment shall apply and be effective only with respect to the provisions of the Agreement specifically referred to herein. After the date hereof, any reference to the Agreement shall mean the Agreement as modified hereby.

SECTION 8. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without reference to its principles of conflicts of law that would require application of the substantive laws of any other jurisdiction.

SECTION 9. Counterparts and Facsimile Signatures. This Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts, taken together, shall constitute one and the same instrument. Signatures sent by facsimile shall constitute and be binding to the same extent as originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first written above.

BARTON BEERS, LTD.		DIBLO, S.A. DE C.V.

By:	/s/ Alexander L. Berk	By:	/s/ Alfredo Garcia Hernandez /s/ Margarita Hugues Velez

Name:	Alexander L. Berk	Name:	Alfredo Garcia Hernandez Margarita Hugues Velez

Title:	Executive Vice President	Title:	Attorney In Fact

[Signature Page to Amendment No. 1 to Agreement to Establish Joint Venture]

EXHIBIT A

[COMPANY LLC AGREEMENT]

Filed as Exhibit 99.1 to this Current Report on Form 8-K dated January 2, 2007 and incorporated herein by reference.

EXHIBIT B

[IMPORTER AGREEMENT]

Filed as Exhibit 99.2 to this Current Report on Form 8-K dated January 2, 2007 and incorporated herein by reference.

EXHIBIT C

[SUB-LICENSE AGREEMENT]

Filed as Exhibit 99.4 to this Current Report on Form 8-K dated January 2, 2007 and incorporated herein by reference.